Exhibit 4.1

LIBERTY PROPERTY TRUST

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

The purpose of the Liberty Property Trust Amended and Restated Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of the Company and its subsidiaries an opportunity to purchase the common shares of beneficial interest in Liberty Property Trust (the “Company”).  The Board of Trustees of the Company believes that employee participation in stock ownership will be to the mutual benefit of the employees and the Company.

ARTICLE I

Definitions

Sec. 1.01  “Board of Trustees” means the Board of Trustees of the Company.

Sec. 1.02  “Code” means the Internal Revenue Code of 1986, as amended.  References to specific sections of the Code shall be taken to be references to corresponding sections of any successor statute.

Sec. 1.03  “Committee” means the committee appointed by the Board of Trustees to administer the Plan, as provided in Section 5.04.

Sec. 1.04  “Company” means Liberty Property Trust, a Maryland real estate investment trust, or any successor by merger or otherwise.

Sec. 1.05   “Compensation” means a Participant’s base wages, overtime pay, commissions, cash bonuses, premium pay and shift differential, before giving effect to any compensation reductions made in connection with plans described in Section 401(k) or 125 of the Code.  However, Compensation shall not include any contributions (other than contributions under Section 401(k) of the Code or Section 125 of the Code, deducted from such Compensation) made by the Company or any Subsidiary on the Employee’s behalf to any employee benefit or welfare plan now or hereafter established.  The Company may make modifications to the definition of Compensation for one or more offerings as deemed appropriate.

Sec. 1.06  “Effective Date” means June 21, 2011.

Sec. 1.07  “Election Date” means each June 1 and January 1 or such other dates as the Committee shall specify; provided that the first Election Date for the Plan shall be the Effective Date.

Sec. 1.08  “Eligible Employee” means each employee of the Employer:

(i)            Who is employed by the Employer as an employee (and not as an independent contractor),

(ii)           Whose customary employment is for more than 20 hours per week and   for more than five months per year,

(iii)          Who is not deemed for purposes of Section 423(b)(3) of the Code to own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary, and

(iv)          Who has completed at least 1 year of service with the Employer, including any period of service with any predecessor business unit acquired by the Employer (whether by asset purchase, stock purchase, merger or otherwise).

Sec. 1.09  “Employer” means the Company and each Subsidiary.

Sec. 1.10  “Exchange Act” means the Securities Exchange Act of 1934, as amended, and as the same may hereafter be amended.

Sec. 1.11  “Market Value” means the last price for the Stock as reported on the principal market on which the Stock is traded for the date of reference.  If there was no such price reported for the date of reference, “Market Value” means the last reported price for the Stock on the day next preceding the date of reference for which such price was reported or, if there was no such reported price, the fair market value as determined by the Committee.

Sec. 1.12  “Participant” means each Eligible Employee who elects to participate in the Plan.

Sec. 1.13  “Plan” means the Liberty Property Trust Amended and Restated Employee Stock Purchase Plan, as set forth herein and as hereafter amended.

Sec. 1.14  “Plan Year” means each calendar year during which the Plan is in effect.

Sec. 1.15  “Purchase Agreement” means the instrument prescribed by the Committee pursuant to which an Eligible Employee may enroll as a Participant and subscribe for the purchase of shares of Stock on the terms and conditions offered by the Company.  The Purchase Agreement is intended to evidence the Company’s offer of an option to the Eligible Employee to purchase Stock on the terms and conditions set forth therein and herein.  A Purchase Agreement may be delivered and executed electronically if such a process is authorized by the Company.

Sec. 1.17  “Purchase Date” means the last day of each Purchase Period.

Sec. 1.18  “Purchase Period” means a six-month period beginning on each January 1 and July 1, or such other period specified by the Committee, during which the Participant’s Stock purchase is funded through payroll deduction accumulations.

Sec. 1.19   “Purchase Price” means the purchase price for shares of Stock purchased under the Plan, determined as set forth in Section 3.03.

Sec. 1.20  “Stock” means the common shares of beneficial interest, $.001 par value per share, in the Company.

Sec. 1.21  “Subsidiary” means any present or future corporation which (i) constitutes a “subsidiary corporation” of the Company as that term is defined in Section 424 of the Code and (ii) is designated as a participating entity in the Plan by the Committee.

ARTICLE II

Admission to Participation

Sec. 2.01  Initial Participation.  An Eligible Employee may elect to participate in the Plan and may become a Participant effective as of any Election Date, by executing and filing with the Committee a Purchase Agreement at such time in advance of the Election Date as the Committee shall prescribe.  The Purchase Agreement shall remain in effect until it is modified through discontinuance of participation under Section 2.02 or a change under Section 3.05.

Sec. 2.02  Discontinuance of Participation.

(a)           A Participant may voluntarily cease his or her participation in the Plan and stop payroll deductions at any time by filing a notice of cessation of participation on such form and at such time in advance of the Purchase Date as the Committee shall prescribe.  A Participant who ceases contributions during a Purchase Period may not make additional contributions to the Plan during the Purchase Period.  The Participant may again elect to participate in the Plan on the next Election Date, if the Participant is then an Eligible Employee.  The Participant who ceases contributions during a Purchase Period may request payment of any funds held in his or her account under the Plan.  Any funds remaining in the Participant’s account on the Purchase Date shall be used to purchase Stock pursuant to Section 3.04, if the Participant remains an Eligible Employee.

(b)           If a Participant ceases to be an Eligible Employee, his or her participation automatically shall cease, no further purchase of Stock shall be made for the Participant and the Participant may request payment of any funds held in his or her account under the Plan.

Sec. 2.03  Readmission to Participation.  Any Eligible Employee who has previously been a Participant, who has discontinued participation (whether by cessation of eligibility or otherwise), and who wishes to be reinstated as a Participant may again become a Participant by executing and filing with the Committee a new Purchase Agreement.  Reinstatement to Participant status shall be effective as of any Election Date, provided the

Participant files a new Purchase Agreement with the Committee at such time in advance of the Election Date as the Committee shall prescribe.

ARTICLE III

Stock Purchase and Resale

Sec. 3.01  Reservation of Shares.  There shall be 750,000 shares of Stock reserved for issuance or transfer under the Plan, subject to adjustment in accordance with Article IV.  Except as provided in Article IV, the aggregate number of shares of Stock that may be purchased under the Plan shall not exceed the number of shares of Stock reserved under the Plan.

Sec. 3.02  Limitation on Shares Available.

(a)           The maximum number of shares of Stock that may be purchased for each Participant on a Purchase Date is the lesser of (a) the number of whole and fractional shares of Stock that can be purchased by applying the full balance of the Participant’s withheld funds to the purchase of shares of Stock at the Purchase Price, or (b) the Participant’s proportionate part of the maximum number of shares of Stock available under the Plan, as stated in Section 3.01.

(b)           Notwithstanding the foregoing, if any person entitled to purchase shares pursuant to any offering under the Plan would be deemed for purposes of Section 423(b)(3) of the Code to own stock (including any number of shares of Stock that such person would be entitled to purchase under the Plan) possessing five percent or more of the total combined voting power or value of all classes of stock of Company, the maximum number of shares of Stock that such person shall be entitled to purchase pursuant to the Plan shall be reduced to that number which, when added to the number of shares of stock that such person is deemed to own (excluding any number of shares of Stock that such person would be entitled to purchase under the Plan), is one less than such five percent.  Any amounts withheld from a Participant’s compensation that cannot be applied to the purchase of Stock by reason of the foregoing limitation shall be returned to the Participant as soon as practicable.

(c)           A Participant may not purchase shares of Stock having an aggregate Market Value of more than $25,000, determined at the beginning of each Purchase Period, for any calendar year in which one or more offerings under this Plan are outstanding at any time, and a Participant may not purchase a share of Stock under any offering after the expiration of the Purchase Period for the offering.

Sec. 3.03  Purchase Price of Shares.

(a)           Unless the Committee determines otherwise, the Purchase Price per share of the Stock to be sold to Participants under the Plan shall be the lower of:

(i) 85% of the Market Value of such share on the first day of the Purchase Period, or

(ii) 85% of the Market Value of such share on the Purchase Date.

(b)           The Committee may determine that the Purchase Price shall be the Market Value, or a percentage of the Market Value, on either of the first day of the Purchase Period or the Purchase Date, or the lower of such values, so long as the percentage shall not be lower than 85% of such Market Value.

Sec. 3.04  Exercise of Purchase Privilege.

(a)           As of the first day of each Purchase Period, each Participant shall be granted an option to purchase shares of Stock at the Purchase Price specified in Section 3.03.  The option shall continue in effect through the Purchase Date for the Purchase Period.  Subject to the provisions of Section 3.02 above, on each Purchase Date, the Participant shall automatically be deemed to have exercised his or her option to purchase shares of Stock, unless he or she notifies the Committee, in such manner and at such time in advance of the Purchase Date as the Committee shall prescribe, of his or her desire not to make such purchase.

(b)           Subject to the provisions of Section 3.02, there shall be purchased for the Participant on each Purchase Date, at the Purchase Price for the Purchase Period, the largest number of whole and fractional shares of Stock as can be purchased with the amounts withheld from the Participant’s Compensation during the Purchase Period.  Each such purchase shall be deemed to have occurred on the Purchase Date occurring at the close of the Purchase Period for which the purchase was made.

(c)           At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, local, foreign or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Stock.  At any time, the Company may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefit attributable to sale or early disposition of Stock by the Participant.  The Committee may require the Participant to notify the Company before the Participant sells or otherwise disposes of any shares acquired under the Plan.

Sec. 3.05  Payroll Deductions.

(a)           Each Participant shall authorize payroll deductions from his or her Compensation for the purpose of funding the purchase of Stock pursuant to his or her Purchase Agreement.  In the Purchase Agreement, each Participant shall authorize an after-tax payroll deduction from each payment of Compensation during the Purchase Period of an amount not less than $25 per paycheck ($50 for any Participant on a monthly payroll period) and not more than 10% of such Participant’s Compensation.  A Participant may change the deduction to any permissible level effective as of any Election Date.  A change shall be made by filing with the

Committee a notice in such form and at such time in advance of the Election Date on which the change is to be effective as the Committee shall prescribe.

(b)           Notwithstanding the foregoing, to the extent necessary to comply with the limitations of Section 423(b)(8) of the Code, a Participant’s payroll deductions may be decreased to 0% during any Purchasing Period if such Participant would, as a result of such limitations, be precluded from buying any additional Stock on the Purchase Date for that Purchasing Period.  The suspension of such deductions shall not terminate the Participant’s participation in the Plan.  Payroll deductions shall recommence at the rate provided in such Participant’s enrollment agreement at the beginning of the first Purchasing Period for which the Participant is able to purchase shares in compliance with the limitations of Section 423(b)(8) of the Code.

Sec. 3.06  Payment for Stock.  The Purchase Price for all shares of Stock purchased by a Participant under the Plan shall be paid out of the Participant’s authorized payroll deductions.  All funds received or held by the Company under the Plan are general assets of the Company, shall be held free of any trust or other restriction, and may be used for any corporate purpose.

Sec. 3.07  Share Ownership; Issuance of Certificates.

(a)           The shares of Stock purchased by a Participant on a Purchase Date shall, for all purposes, be deemed to have been issued or sold at the close of business on the Purchase Date.  Prior to that time, none of the rights or privileges of a shareholder of the Company shall inure to the Participant with respect to such shares of Stock.  All the shares of Stock purchased under the Plan shall be delivered by the Company in a manner as determined by the Committee.

(b)           The Committee, in its sole discretion, may determine that shares of Stock shall be delivered by (i) issuing and delivering to the Participant a certificate for the number of shares of Stock purchased by the Participant, (ii) issuing and delivering certificates for the number of shares of Stock purchased to a firm which is a member of the National Association of Securities Dealers, as selected by the Committee from time to time, which shares shall be maintained by such firm in a separate brokerage account for each Participant, or (iii) issuing and delivering certificates for the number of shares of Stock purchased by Participants to a bank or trust company or affiliate thereof, as selected by the Committee from time to time, which shares may be held by such bank or trust company or affiliate in street name, but with a separate account maintained by such entity for each Participant reflecting such Participant’s share interests in the Stock.  Each certificate or account, as the case may be, may be in the name of the Participant or, if he or she so designates on the Participant’s Purchase Agreement, in the Participant’s name jointly with the Participant’s spouse, with right of survivorship, or in such other form as the Committee may permit.

(c)           The Committee, in its sole discretion, may impose such restrictions or limitations as it shall determine on the resale of Stock, the issuance of individual stock certificates or the withdrawal from any shareholder accounts established for a Participant.

(d)           If, under Section 3.07(b), certificates for Stock are held for the benefit of the Participant, any dividends payable with respect to shares of Stock credited to a shareholder account of a Participant will, at the Participant’s election, either be (i) reinvested in whole and fractional shares of Stock and credited to the Participant’s account or (ii) paid directly to the Participant.  If dividends are reinvested in shares of Stock, such reinvestment shall be made based on the Market Value of the Stock at the date of the reinvestment, with no discount from Market Value.

(e)           Notwithstanding the foregoing, with respect to any Offering Date that occurs on or after June     , 2011, all stock certificates representing shares of Stock purchased by Participants shall be held in escrow by the Company and shall not be transferred to such Participants or a brokerage account for such Participants until the shareholders have approved the Plan, as adopted effective June     , 2011.

Sec. 3.08  Distribution of Shares or Resale of Stock.

(a)           A Participant may request a distribution of shares of Stock purchased for the Participant under the Plan or order the sale of such shares at any time by making a request in such form and at such time as the Committee shall prescribe.

(b)           If a Participant terminates his or her employment with the Employer or otherwise ceases to be an Eligible Employee, the Participant shall receive a distribution of his or her shares of Stock held in any shareholder account established pursuant to Section 3.07(b), unless the Participant elects to have the shares of Stock sold in accordance with such procedures as the Committee shall prescribe.

(c)           If a Participant is to receive a distribution of shares of Stock, or if shares are to be sold, the distribution or sale shall be made in whole and fractional shares of Stock.  Any brokerage commissions resulting from a sale of Stock shall be deducted from amounts payable to the Participant.

Sec. 3.09 Conditions Upon Issuance of Shares.  Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.  In addition, should the Plan not be registered on a Purchase Date of any Purchasing Period in any foreign jurisdiction in which such registration is required, then no options granted with respect to the Purchasing Period to employees in that foreign jurisdiction shall be exercised on such Purhcase Date, and all contributions accumulated on behalf of such employees during the Purchasing Period ending with such Purchase Date shall be distributed to the participating employees in that foreign jurisdiction without interest unless the terms of the offering specifically provide otherwise or otherwise required by applicable law.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

ARTICLE IV

Special Adjustments

Sec. 4.01  Shares Unavailable.  If, on any Purchase Date, the aggregate funds available for the purchase of Stock would purchase a number of shares in excess of the number of shares of Stock then available for purchase under the Plan, the following events shall occur:

(a)           The number of shares of Stock that would otherwise be purchased by each Participant shall be proportionately reduced on the Purchase Date in order to eliminate such excess; and

(b)           The Plan shall automatically terminate immediately after the Purchase Date as of which the supply of available shares is exhausted.

Sec. 4.02  Anti-Dilution Provisions.  The aggregate number of shares of Stock reserved for purchase under the Plan, as provided in Section 3.01, the maximum number of shares that may be purchased by a Participant as provided in Section 3.02(b), and the calculation of the Purchase Price per share may be appropriately adjusted by the Committee to reflect any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares, if effected without receipt of consideration by the Company.

Sec. 4.03  Effect of Certain Transactions.  Subject to any required action by the shareholders, if the Company shall be the surviving corporation in any merger or consolidation, any offering hereunder shall pertain to and apply to the shares of stock of the Company.  However, in the event of a dissolution or liquidation of the Company, or of a merger or consolidation in which the Company is not the surviving corporation, the Plan and any offering hereunder shall terminate upon the effective date of such dissolution, liquidation, merger or consolidation, unless the Board determines otherwise, and the balance of any amounts withheld from a Participant’s Compensation which have not by such time been applied to the purchase of Stock shall be returned to the Participant.

Sec. 4.04.  Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.  Notwithstanding anything to the contrary, herein:

(a) Changes in Capitalization.  Subject to any required action by the shareholders of the Company, the number of shares of Stock reserved for issuance or transfer under the Plan pursuant to Section 3.01 of the Plan, as well as the number of shares and price per share of Stock covered by each option under the Plan which has not yet been exercised and the maximum number of shares that may be purchased per Participant on any Purchase Date, shall be equitably adjusted for any increase or decrease in the number of issued shares of Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Stock, or any other increase or decrease in the number of shares of Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Stock subject to an option.  The Committee may, if it so determines in the exercise of its sole discretion, make provision for adjusting the number of shares of Stock reserved for issuance or transfer under the Plan pursuant to Section 3.01 of the Plan, as well as the price per share of Stock covered by each outstanding option and the maximum number of shares that may be purchased per Participant on any Purchase Date, in the event the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Stock.

(b) Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Purchasing Periods will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.

(c) Merger or Asset Sale.  In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Purchasing Periods then in progress by setting a new Purchase Date (the “New Purchase Date”).  If the Committee shortens the Purchasing Periods then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify each Participant in writing, at least ten (10) days prior to the New Purchase Date, that the Purchase Date for his option has been changed to the New Purchase Date and that his option will be exercised automatically on the New Purchase Date.  For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Stock for each share of Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Committee may, with the consent of the successor corporation and the Participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Stock in the sale of assets or merger.

ARTICLE V

Miscellaneous

Sec. 5.01  Non-Alienation.  Except as set forth below, the right to purchase shares of Stock under the Plan is personal to the Participant, is exercisable only by the Participant during the Participant’s lifetime and may not be assigned or otherwise transferred by the Participant.  If a Participant dies, unless the executor, administrator or other personal representative of the deceased Participant directs otherwise, any amounts previously withheld from the Participant’s Compensation during the Purchase Period in which the Participant dies shall be used to purchase Stock on the Purchase Date for the Purchase Period.  After that Purchase Date, there shall be delivered to the executor, administrator or other personal representative of the deceased Participant all shares of Stock and such residual amounts as may remain to the Participant’s credit under the Plan.

Sec. 5.02  Administrative Costs.  The Company shall pay the administrative expenses associated with the operation of the Plan (other than brokerage commissions resulting from sales of Stock directed by Participants).

Sec. 5.03  No Interest.  No interest shall be payable with respect to amounts withheld under the Plan.

Sec. 5.04  Committee.  The Board of Trustees shall appoint the Committee, which shall have the authority and power to administer the Plan and to make, adopt, construe, and enforce rules and regulations not inconsistent with the provisions of the Plan.  The Committee shall adopt and prescribe the contents of all forms required in connection with the administration of the Plan, including, but not limited to, the Purchase Agreement, payroll withholding authorizations, requests for distribution of shares, and all other notices required hereunder.  The Committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan.  Every finding, decision and determination made by the Committee shall, to the full extent permitted by law, be final and binding upon all parties.  Members of the Board of Trustees who are eligible Employees are permitted to participate in the Plan, provided that:

(a)           Members of the Board of Trustees who are eligible to participate in the Plan may not vote on any matter affecting the administration of the Plan or the grant of any option pursuant to the Plan.

(b)           No member of the Board of Trustees who is eligible to participate in the Plan may be a member of the Committee.

Sec. 5.05  Withholding of Taxes; Notification of Transfer.

(a)           All acquisitions and sales of Stock under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements if the Internal Revenue Service or other taxing authority requires such withholding.  The Company may require that Participants pay to the Company (or make other arrangements satisfactory to the Company for the payment of) the amount of any federal, state or local taxes that the Company is required to withhold with respect to the purchase of Stock or the sale of Stock acquired under the Plan, or the Company may deduct from the Participant’s wages or other compensation the amount of any withholding taxes dues with respect to the purchase of Stock or the sale of Stock acquired under the Plan.

(b)           A Participant shall be required to advise the Committee immediately if the Participant transfers (by sale, gift or other manner) any shares of Stock acquired under the Plan within two years after the beginning of the Purchase Period in which the Stock is purchased.

Sec. 5.06  Amendment of the Plan.

(a) The Board of Trustees may at any time and for any reason terminate or amend the Plan.  Except as provided in Sec. 4.04 and Sec. 5.06 or as necessary to comply with applicable laws or regulations, no such termination or amendment can adversely affect options previously granted without the consent of the affected Participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision) or any other applicable law or regulation, the Company shall obtain shareholder approval in such a manner and to such a degree as required.

(b) Without shareholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Committee shall be entitled to change the Purchasing Periods, change the maximum number of shares of Stock purchasable per Participant on any Purchase Date, limit the frequency and/or number of changes in the amount withheld during Purchasing Periods, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation or contributed by the Participant, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

Sec. 5.07  Expiration and Termination of the Plan.  The Plan shall continue in effect through the date when all of the shares of Stock reserved for issuance under the Plan pursuant to Section 3.01 have been issued, unless terminated prior to that date pursuant to the provisions of the Plan or pursuant to action by the Board of Trustees.  The Board of Trustees shall have the right to terminate the Plan at any time without prior notice to any Participant and without liability to any Participant.  Upon the expiration or termination of the Plan, the balance, if any, then standing to the credit of each Participant from amounts withheld from the Participant’s Compensation which has not, by such time, been applied to the purchase of Stock shall be refunded to the Participant.

Sec. 5.08  No Employment Rights.  Participation in the Plan shall not give an employee any right to continue in the employment of an Employer, and shall not affect the right of the Employer to terminate the employee’s employment at any time, with or without cause.

Sec. 5.09  Repurchase of Stock.  The Company shall not be required to purchase or repurchase from any Participant any of the shares of Stock that the Participant acquires under the Plan.

Sec. 5.10  Notice.  A Purchase Agreement and any notice that a Participant files pursuant to the Plan shall be on the form prescribed by the Committee and shall be effective only when received by the Committee.  Delivery of such forms may be made by hand or by certified mail, sent postage prepaid, to the Company’s corporate headquarters, or such other address as the Committee may designate.  Delivery by any other mechanism shall be deemed effective at the option and discretion of the Committee.

Sec. 5.11  Government Regulation.  The Company’s obligation to sell and to deliver the Stock under the Plan is at all times subject to all approvals of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Stock.

Sec. 5.12  Internal Revenue Code and ERISA Considerations.  The Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423 of the Code.  The Plan is not intended and shall not be construed as constituting an “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

Sec. 5.13  Headings, Captions, Gender.  The headings and captions herein are for convenience of reference only and shall not be considered as part of the text.  The masculine shall include the feminine, and vice versa.

Sec. 5.14  Severability of Provisions, Prevailing Law.  The provisions of the Plan shall be deemed severable.  In the event any such provision is determined to be unlawful or unenforceable by a court of competent jurisdiction or by reason of a change in an applicable statute, the Plan shall continue to exist as though such provision had never been included therein (or, in the case of a change in an applicable statute, had been deleted as of the date of such change).  The Plan shall be governed by the laws of the State of Maryland to the extent such laws are not in conflict with, or superseded by, federal law.